Exhibit 5.1

[Jones Day Letterhead]

[            ], 2021

Montauk Renewables, Inc.

680 Andersen Drive, 5th Floor

Pittsburgh, PA 15220

Re:	Registration Statement on Form S-1, as amended (No. 333-251312)

Relating to the Initial Public Offering of up to

[            ] shares of Common Stock of Montauk Renewables, Inc.

Ladies and Gentlemen:

We are acting as counsel for Montauk Renewables, Inc., a Delaware corporation (the “Company”), in connection with the initial public offering and sale of (i) up to [            ] shares (the “Company Shares”) of the Company’s common stock, par value $0.01 per share (the “Common Stock”), by the Company and (ii) up to [            ] shares (the “Selling Stockholder Shares” and, together with the Company Shares, the “Shares”) of Common Stock by a certain stockholder of the Company named in the Registration Statement on Form S-1 (No. 333-251312) (the “Registration Statement”), pursuant to the Underwriting Agreement (the “Underwriting Agreement”) proposed to be entered into by and among the Company, the selling stockholder party thereto and Roth Capital Partners, LLC.

In connection with the opinions expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of such opinions. Based upon the foregoing and subject to the further assumptions, qualifications and limitations set forth herein, we are of the opinion that:

1.

The Company Shares, when issued and delivered pursuant to the Underwriting Agreement against payment of the consideration therefor, as provided in the Underwriting Agreement, will be validly issued, fully paid and nonassessable.

2.	The Selling Stockholder Shares are validly issued, fully paid and nonassessable.

In rendering the opinions set forth above, we have assumed that the Company Shares will be sold at a price, no less than the par value thereof, established by the Board of Directors of the Company or an authorized committee thereof.

Montauk Renewables, Inc.

[    ], 2021

The opinions expressed herein are limited to the General Corporation Law of the State of Delaware, as currently in effect, and we express no opinion as to the effect of the laws of any other jurisdiction on the opinions expressed herein.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to us under the caption “Legal Matters” in the prospectus constituting a part of such Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,